Exhibit (11)

September 9, 2021

Starboard Investment Trust
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with the Registration Statement of Starboard Investment Trust on Form N-14  (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 1 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP

GREENBERG TRAURIG, LLP    ATTORNEYS AT LAW    WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200   Dallas, TX   Tel 214.665.3685